U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           ---------------------------
                                     FORM 10

                   GENERAL FORM FOR REGISTRATION OF SECURITIES
                      PURSUANT TO SECTION 12(B) OR 12(G) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

                       TRAVEL SERVICES INTERNATIONAL, INC.
--------------------------------------------------------------------------------
             (Exact Name of Registrant as Specified in Its Charter)

            FLORIDA                                              65-0871073
------------------------------------------               ----------------------
  (State or Other Jurisdiction of                            (I.R.S. Employer
   Incorporation or Organization)                           Identification No.)

      220 CONGRESS PARK DRIVE
       DELRAY BEACH, FLORIDA                                         33445
------------------------------------------                  -------------------
 (Address of Principal Executive Offices)                          (Zip Code)

Registrant's telephone number, including area code    (561) 266-0860

Securities to be registered under Section 12(b) of the Act:

   TITLE OF EACH CLASS                           NAME OF EACH EXCHANGE ON WHICH
   TO BE SO REGISTERED                           EACH CLASS IS TO BE REGISTERED
   -------------------                           ------------------------------

____________________________               _____________________________________

____________________________               _____________________________________

Securities to be registered pursuant to Section 12 (g) of the Act:


                     COMMON STOCK, $0.01 PAR VALUE PER SHARE
--------------------------------------------------------------------------------
                                (Title of Class)

--------------------------------------------------------------------------------
                                (Title of Class)

REINCORPORATION OF TRAVEL SERVICES INTERNATIONAL, INC. FROM DELAWARE TO FLORIDA

         This registration statement on Form 10 (the "Registration Statement") is filed by the Registrant (also referred to herein as "TSI Florida" and the "Corporation") in connection with the reincorporation (the "Reincorporation") of Travel Services International, Inc., a Delaware corporation ("TSI Delaware"), from Delaware to Florida. The Registrant is a wholly owned subsidiary of TSI Delaware. TSI Delaware and TSI Florida will cause the Reincorporation to occur, as further described below, on or about the time that this Registration Statement becomes effective under the Securities Exchange Act of 1934, as amended (the "Exchange Act") (the date of the Reincorporation shall be referred to herein as the "Effective Date").

         On the Effective Date, TSI Delaware and TSI Florida will file, as applicable, a certificate of merger with the State of Delaware and articles of merger with the State of Florida in order to consummate the Reincorporation in accordance with the terms of an Agreement and Plan of Merger, dated as of October 29, 1998 (the "Plan of Merger"), among TSI Delaware and the Registrant. Pursuant to the Plan of Merger, TSI Delaware will be merged with and into TSI Florida (the "Merger") with TSI Florida being the surviving corporation and the separate corporate existence of TSI Delaware shall cease. Pursuant to the Merger, TSI Florida will change its name to "Travel Services International, Inc."

         As a result of the Merger, TSI Florida will succeed by operation of law to all of the assets, rights, powers and property of TSI Delaware and will assume all of the debts, liabilities and obligations of TSI Delaware. Upon completion of the Merger, the Board of Directors of TSI Florida will be comprised of the directors of TSI Delaware with identical terms of office, and the persons who are currently serving as executive officers of TSI Delaware will continue to serve in the same capacities for TSI Florida.

         On the Effective Date of the Merger, each outstanding share of restricted voting common stock, par value $0.01 par value per share, of TSI Delaware (the "TSI Delaware Restricted Stock"), will be automatically converted into one fully-paid and nonassessable share of the restricted voting common stock, par value $0.01 per share, of TSI Florida (the "TSI Florida Restricted Stock"), and each outstanding share of non-restricted common stock, par value $0.01 per share, of TSI Delaware (the "TSI Delaware Non-restricted Stock" and together with TSI Delaware Restricted Stock, the "TSI Delaware Common Stock) will be automatically converted into one fully-paid and nonassessable share of the non-restricted common stock, par value $0.01 per share, of TSI Florida (the "TSI Florida Non-restricted Stock" and together with the TSI Florida Restricted Stock, the "TSI Florida Common Stock").

         After the Merger, each outstanding certificate representing shares of TSI Delaware Common Stock will continue to represent the same respective number of shares of TSI Florida Common Stock and such certificates will be deemed for all corporate purposes to evidence ownership of shares of TSI Florida Common Stock. The TSI Florida Common Stock will be substituted for TSI Delaware Common Stock on The Nasdaq Stock Market ("Nasdaq") and will continue to trade under the symbol "TRVL" without interruption, and Nasdaq will consider the delivery of existing stock certificates of TSI Delaware as constituting "good delivery" of shares of TSI Florida in stock transactions effected after the Merger. TSI Delaware stockholders will not be required to undertake a mandatory exchange of their certificates for shares of TSI Delaware Common Stock for certificates of TSI Florida Common Stock.

         The Registrant's predecessor corporation, TSI Delaware, will have securities registered pursuant to Section 12(g) of the Exchange Act at the effective time of the Merger. The Registrant is filing this Form 10 for the purpose of accomplishing such registration pursuant to Section 12(g) of the Act with respect to the TSI Florida Common Stock.

ITEM 1.  BUSINESS.

         The Registrant incorporates herein by reference the information, discussion and related matters under the captions "Risk Factors" and "Business" contained in TSI Delaware's Registration Statement on Form S-1 (SEC File No. 333-56567).

ITEM 2.  FINANCIAL INFORMATION.

         The Registrant incorporates herein by reference the information, discussion and related matters under the captions (i) "Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in TSI Delaware's Form 10-Q for the quarter ended June 30, 1998, which was filed with the SEC on August 14, 1998; and (ii) "Selected Historical and Pro Forma Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in TSI Delaware's Registration Statement on Form S-1 (SEC File No. 333-56567).

ITEM 3.  PROPERTIES.

         The Registrant incorporates herein by reference the information and discussion under the caption "Business -- Facilities" contained in TSI Delaware's Registration Statement on Form S-1 (SEC File No. 333-56567).

ITEM 4.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

         The Registrant incorporates herein by reference the information, discussion and related matters under the caption "Principal and Selling Stockholders" contained in TSI Delaware's Registration Statement on Form S-3 (SEC File No. 333-61337).

ITEM 5.  DIRECTORS AND EXECUTIVE OFFICERS.

         The Registrant incorporates herein by reference the information, discussion and related matters under the captions "Management -- Directors and Executive Officers" and "Management -- Board of Directors" contained in TSI Delaware's Registration Statement on Form S-1 (SEC File No. 333-56567).

ITEM 6.  EXECUTIVE COMPENSATION.

         The Registrant incorporates herein by reference the information, discussion and related matters under the captions "Management -- Director Compensation"; "Management -- 1997 Non-employee Directors' Stock Plan"; "Management -- Executive Compensation"; "Management -- Employment Agreement; Covenants Not to Compete"; and "Management -- Compensation Committee Interlocks and Insider Participation" contained in TSI Delaware's Registration Statement on Form S-1 (SEC File No. 333-56567).



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

ITEM 7.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

         The Registrant incorporates herein by reference the information, discussion and related matters under the caption "Certain Transactions" contained in TSI Delaware's Registration Statement on Form S-1 (SEC File No. 333-56567).

ITEM 8.  LEGAL PROCEEDINGS.

         As of the date of this Registration Statement, TSI Florida is not involved in any legal claims or actions.

         TSI Delaware is involved in various legal claims and actions arising in the ordinary course of business. The Registrant believes that none of these actions will have a material adverse effect on its business, financial condition and results of operations.

ITEM 9. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND OTHER SHAREHOLDER MATTERS.

         The TSI Delaware Common Stock is traded on Nasdaq under the symbol "TRVL." The following table sets forth the high and low reported sales prices for each quarter (or partial quarter) in 1997 and 1998, as quoted on Nasdaq:

                                                         HIGH           LOW
                                                         ----           ----
                     1997


         Third Quarter (from July 22, 1997)             $25 5/8       $18 7/8
         Fourth Quarter                                  26            19 3/8

                      1998

         First Quarter                                   33 11/16      17 7/8
         Second Quarter                                  39 3/8        30
         Third Quarter                                   36 9/16       13
         Fourth Quarter (through October 28, 1998)       19             8 3/8


         The closing price of TSI Delaware Common Stock, as reported by Nasdaq, on October 28, 1998 was $18 7/8. The approximate number of record holders of TSI Delaware Common Stock as of October 28, 1998 was 142. The Registrant believes that a larger number of beneficial owners hold such shares in depository or nominee form.

         The Registrant intends to retain all of its earnings, if any, to finance the expansion of its business and for general corporate purposes, including future acquisitions, and does not anticipate paying any cash dividends on TSI Florida Common Stock for the foreseeable future. In addition, TSI Delaware's line of credit (which upon consummation of the Reincorporation and the Merger will be assumed by TSI Florida) includes restrictions on the ability of the Registrant to pay cash dividends without the consent of the lender.

ITEM 10. RECENT SALES OF UNREGISTERED SECURITIES.

         The Registrant incorporates herein by reference the information, discussion and related matters under the caption "Item 15. Recent Sales of Unregistered Securities" contained in Part II of TSI Delaware's Registration Statement on Form S-1 (SEC File No. 333-56567).


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

ITEM 11. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

         The Registrant incorporates herein by reference the information, discussion and related matters under the captions (i) "Proposal to Approve the Reincorporation of the Company from Delaware to Florida" contained in TSI Delaware's Proxy Statement, filed with the SEC on July 6, 1998 relating to TSI Delaware's 1998 Annual Meeting of Shareholders and Exhibit B to such Proxy Statement; and (ii) "Description of Capital Stock -- Common Stock and Restricted Common Stock" and "Description of Capital Stock -- Preferred Stock" contained in TSI Delaware's Registration Statement on Form S-1 (SEC File No. 333-56567).

ITEM 12.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Registrant incorporates herein by reference the information, discussion and related matters under the caption "Management -- Indemnification Agreements" contained in TSI Delaware's Registration Statement on Form S-1 (SEC File No. 333-56567).

         The Registrant has authority under Section 607.0850 of the Florida Business Corporation Act to indemnify its directors and officers to the extent provided in such statute. In general, Florida law permits a Florida corporation to indemnify its directors, officers, employees and agents, and persons serving at the corporation's request in such capacities for another enterprise, against liabilities arising from conduct that such persons reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful.

         The provisions of the Florida Business Corporation Act that authorize indemnification do not eliminate the duty of care of a director, and in appropriate circumstances equitable remedies such as injunctive or other forms of nonmonetary relief will remain available under Florida law. In addition, each director will continue to be subject to liability for (a) violations of the criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (b) deriving an improper personal benefit from a transaction; (c) voting for or assenting to an unlawful distribution; and (d) willful misconduct or a conscious disregard for the best interests of the Registrant in a proceeding by or in the right of the Registrant to procure a judgment in its favor or in a proceeding by or in the right of a shareholder. The statute does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws

         Article Seven of the Registrant's articles of incorporation (the "Florida Articles") states that: "A director shall not be personally liable to the Corporation or the holders of shares of capital stock or any other person for monetary damages for any statement, vote, decision, act or failure to act, for which such liability is precluded or otherwise eliminated under Section
607.0831 or otherwise under the Florida Business Corporation Act. If the Florida Business Corporation Act is hereafter amended to authorize the further or broader elimination or limitation of the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Florida Business Corporation Act, as so amended. No repeal or modification of this Article VII shall adversely affect any right of or protection afforded to a director of the Corporation existing immediately prior to such repeal or modification. Article Eight of the Registrant's Florida Articles states that: "The Corporation shall indemnify and may advance expenses to, and may purchase and maintain insurance on behalf of, its officers and directors to the fullest extent permitted by law as now or hereafter in effect. Without limiting the generality of the foregoing, the Bylaws may provide for indemnification and advancement of expenses to officers, directors, employees and agents on such terms and conditions as the Board may from time to time deem appropriate or advisable." In addition, the Registrant's Bylaws further provide that the Registrant shall indemnify its officers, directors, advisory directors and employees to the fullest extent permitted by law.

         The Registrant will enter into indemnification agreements with each of its executive officers, its advisory director and directors which indemnifies such person to the fullest extent permitted by its Florida Articles, its Bylaws and under the Florida Business Corporation Act. The Registrant also maintains directors and officers liability insurance.

ITEM 13. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

         The Registrant incorporates herein by reference the information, discussion and related matters under the captions (i) "Item 1. Financial Statements" contained in TSI Delaware's Form 10-Q for the quarter ended June 30, 1998, which was filed with the SEC on August 14, 1998; and (ii) the "Index to Financial Statements" on Page F-1 and all items referenced therein contained in TSI Delaware's Registration Statement on Form S-1 (SEC File No. 333-56567).

ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

         None.


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


ITEM 15. FINANCIAL STATEMENT AND EXHIBITS.

         (a)  Financial Statements

              The Registrant incorporates herein by reference the information, discussion and related matters disclosed in Item 13 hereof.

         (b)  Exhibits


  EXHIBIT NUMBER    DESCRIPTION
  --------------    -----------
   2.1              Agreement and Plan of Organization, dated as of May 9, 1997, among TSI Delaware, Auto-Europe, Inc. (Maine), Imad Khalidi,
                    Alex Cecil and Wilfred Diller, as trustee for Thurston Cecil and Lila Cecil.(1)
   2.2              Agreement and Plan of Organization, dated as of May 9, 1997, among TSI Delaware, Cruises Only, Inc., Wayne Heller and
                    Judy Heller.(1)
   2.3              Agreement and Plan of Organization, dated as of May 9,
                    1997, among TSI Delaware, 800-Ideas, Inc. and Susan
                    Parker.(1)
   2.4              Agreement and Plan of Organization, dated as of May 9,
                    1997, among TSI Delaware, Cruises, Inc., Robert G. Falcone,
                    Judith A. Falcone and Pamela C. Cole.(1)
   2.5              Agreement and Plan of Organization, dated as of May 9, 1997, among TSI Delaware, D-FW Tours, Inc., D-FW Travel
                    Arrangements, Inc., John W. Przywara and Sharon S.
                    Przywara.(1)
   2.6              First Amendment to Agreement and Plan of Organization among
                    TSI Delaware, Auto-Europe, Inc. (Maine), Imad Khalidi Alex
                    Cecil and Wilfred Diller, as trustee for Thurston Cecil and Lila Cecil.(2)
   2.7              First Amendment to Agreement and Plan of Merger, dated as
                    of June 30, 1997, by and among TSI Delaware, Cruises, Inc.,
                    Robert G. Falcone, Judith A. Falcone, and Pamela C. Cole.(2)
   2.8              First Amendment to Agreement and Plan of Merger, dated
                    as of June 30, 1997, by and among TSI Delaware, Cruises
                    Only, Inc., Wayne Heller and Judy Heller.(2)
   2.9              First Amendment to Agreement and Plan of Merger, dated as
                    of June 30, 1997, by and among TSI Delaware, D-FW Travel
                    Arrangements, Inc., John W. Przywara and Sharon Scott
                    Przywara.(2)


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

   2.10 First Amendment to Agreement and Plan of Merger, dated as of June 30, 1997, by and among TSI Delaware, 800-Ideas, Inc. and Susan Parker.(2)
   2.11             Agreement and Plan of Merger, dated as of October  29,
                    1998, by and between TSI Delaware and the Registrant.(10)
   3.1              Articles of Incorporation of the Registrant.(10)
   3.2              Bylaws of the Registrant.(10)
   4.2 Form of Restriction and Registration Rights Agreement, dated as of July 28, 1997, between TSI Delaware and the each of the persons listed on the schedule thereto.(4)
  10.1              Amended and Restated Employment Agreement, dated as of
                    July 22, 1997, between TSI Delaware and Joseph V. Vittoria.(4) Amended and Restated Employment Agreement, dated as of May 12, 1997, between TSI Delaware and Jill M. Vales.(4) Amended and Restated Employment Agreement, dated as of June 6, 1997, between TSI Delaware and Michael J. Moriarty.(4) Employment Agreement, dated July 22, 1997, between TSI Delaware and Mel Robinson.(4) Employment Agreement, dated July 22, 1997, among TSI Delaware, Auto Europe, LLC and Imad Khalidi.(4) Employment Agreement, dated July 18, 1997, among TSI Delaware, Auto Europe, LLC and Alex Cecil.(4) Employment Agreement, dated July 22, 1997, among TSI Delaware, Cruises, Inc. and Robert Falcone.
                    (4) Employment Agreement, dated July 22, 1997, among TSI Delaware, Cruises, Inc. and Judith Falcone.(4) Employment Agreement, dated July 22, 1997, among TSI Delaware,
                    Cruises, Inc. and Holley Christen.(4) Employment Agreement, dated July 22, 1997, among TSI Delaware, Cruises Only, LLC and Wayne Heller.(4) Employment Agreement, dated July 22, 1997, among TSI Delaware, Cruises Only, LLC and Judy Heller.(4)Employment Agreement, dated July 22, 1997, among TSI Delaware, Travel 800, LLC and Susan Parker.(4)
  10.2 Form of Indemnification Agreement, dated July 28, 1997, between TSI Delaware and each of the persons set forth on the schedule thereto.(4)
  10.3              1997 Long Term Incentive Plan.(3)
  10.4              Non-Employee Directors' Stock Plan.(3)
  10.6 Employment Agreement, dated July 25, 1997, between TSI Delaware and Suzanne B. Bell.(4)




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

  10.7              Employment Agreement, dated as of July 25, 1997, between
                    TSI Delaware and Maryann Bastnagel.(4)
  10.8              Credit Agreement, dated as of October 15, 1997, by and
                    between TSI Delaware and NationsBank, N.A.(4)
  10.9              Stock Purchase Agreement, dated as of October 28, 1997,
                    among TSI Delaware, CruiseOne, Inc., Anthony J. Persico and
                    Charlotte Luna, as amended.(5) 10.10 Stock Purchase
                    Agreement, dated as of October 28, 1997, among TSI Delaware,
                    Cruise World, Inc., and the sellers named therein, as
                    amended.(5)
  10.11             Stock Purchase Agreement, dated as of October 28, 1996,
                    among TSI Delaware, Ship `N' Shore Cruises, Inc., Cruise
                    Time, Inc., SNS Coachline, Inc., Cruise Mart, Inc., SNS
                    Travel Marketing, Inc. and Natalee Stutzman, as amended.(5)
  10.12             Asset Purchase Agreement, dated as of February 9, 1998,
                    among TSI Delaware, Gold Coast Travel Agency Corporation,
                    Inc. and Rhea Sherota.(6)
  10.13             Employment Agreement, dated as of January 19, 1998, between
                    TSI Delaware and John C. De Lano.(7)
  10.14             Stock Purchase Agreement, dated March 31, 1998, among TSI
                    Delaware, The Cruise Line, Inc. and the shareholders named therein.(8)
  10.15             Employment Agreement, dated as of April 1, 1998, among
                    TSI Delaware and Spencer Frazier.(9)
  10.16             Purchase Agreement by and among TSI Delaware and Lexington
                    Services Associates, Ltd., a Texas limited partnership (the
                    "Partnership"), and the Partnership's partners dated as of
                    June 1, 1998.(9)
  11                Schedule of Computations of Earnings Per Share.(7)
  21                Subsidiaries of TSI Delaware.(10)
  23.1              Consent of Arthur Andersen LLP.(10)
  23.2              Consent of Ernst & Young LLP.(10)
  99.1              TSI Delaware's Registration Statement on Form S-1 (File No.
                    333-56567).(11)
  99.2              TSI Delaware's Proxy Statement for the 1998 Annual meeting of Stockholders of TSI Delaware held on July 28, 1998.(12)
  99.3              TSI  Delaware's  Quarterly  Report on Form 10-Q for the
                    quarter ended June 30, 1998.(13)
  99.4              TSI Delaware's Registration Statement on Form S-3 (File No.
                    333-61337).(14)
------------


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


(1) Incorporated by reference to the same Exhibit number filed on May 14, 1997, with TSI Delaware's Registration Statement on Form S-1 (File no. 333-27125).
(2) Incorporated by reference to the same Exhibit number filed on July 1, 1997 with TSI Delaware's Registration Statement on Form S-1 (File no. 333-27125).
(3) Incorporated by reference to the exhibit filed with TSI Delaware's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997.
(4) Incorporated by reference to the exhibit filed with TSI Delaware's Quarterly Report for the quarter ended September 30, 1997.
(5) Incorporated by reference to the exhibit filed on November 19, 1997 with TSI Delaware's Form 8-K. (6) Incorporated by reference to the exhibit filed on February 9, 1998 with TSI Delaware's Form 8-K.
(7) Incorporated by reference to the exhibit filed with TSI Delaware's Annual Report on Form 10-K for the year ended December 31, 1997.
(8) Incorporated by reference to the exhibit filed on March 31, 1998 with TSI Delaware's Form 8-K. (9) Incorporated by reference to the same exhibit number filed with TSI Delaware's Registration Statement on Form S-1 (File No. 333-56567).
(10)  Filed herewith.
(11) Incorporated by reference to TSI Delaware's Registration Statement on Form S-1 (File No. 333-56567).
(12) Incorporated by reference to TSI Delaware's Proxy Statement for the 1998 Annual Meeting of Shareholders of TSI Delaware held on July 28, 1998.
(13) Incorporated by reference to TSI Delaware's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998.
(14) Incorporated by reference to TSI Delaware's Registration Statement on Form S-3 (File No. 333-61337).


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


                                   SIGNATURES

         Pursuant to the requirements of Section 12 of the Securities and Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                    TRAVEL SERVICES GROUP, INC. (TO BE RENAMED
                                    "TRAVEL SERVICES INTERNATIONAL, INC." UPON
                                    CONSUMMATION OF THE REINCORPORATION AND
                                    MERGER DESCRIBED ABOVE)

Date:  October 29, 1998             By:     /s/ JILL M. VALES
                                            ------------------------------------
                                    Name:   Jill M. Vales
                                    Title:  Senior Vice President and
                                            Chief Financial Officer


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

                                 EXHIBIT INDEX

Exhibit      Description
-------      -----------
  2.11       Agreement and Plan of Merger, dated as of October 29, 1998, by and between TSI Delaware and the Registrant.(10)
  3.1        Articles of Incorporation of the Registrant.(10)
  3.2        Bylaws of the Registrant.(10)
 21          Subsidiaries of TSI Delaware.(10)
 23.1        Consent of Arthur Andersen LLP.(10)
 23.2        Consent of Ernst & Young LLP.(10